Exhibit 99.1

Orexigen® Therapeutics Names Michael Narachi, 24-Year Biopharmaceutical Veteran, New President

and Chief Executive Officer

SAN DIEGO, March 31, 2009 – Orexigen® Therapeutics, Inc. (Nasdaq: OREX), a biopharmaceutical company focused on the treatment of obesity, today announced that its Board of Directors has appointed Michael Narachi as President and Chief Executive Officer of the Company, effective immediately. Narachi succeeds Eckard Weber M.D., Executive Chairman and Interim President and CEO.

“Michael brings nearly a quarter century of biotechnology and pharmaceutical experience in clinical development, commercialization, strategic business development and planning to Orexigen,” said Eckard Weber, M.D., Executive Chairman and Interim President and CEO of Orexigen. “We are confident that his broad expertise will be instrumental as we focus on FDA approval of Contrave®, exploring partnership opportunities and executing on broader business strategies.”

As President and CEO, Narachi will see through the completion of the remaining three Phase 3 trials for Contrave (naltrexone sustained release (SR)/bupropion SR) and its NDA filing, which is on track for the first half of 2010. Narachi also will oversee the development of Empatic™ (zonisamide SR/bupropion SR), which is in the later stages of Phase 2 clinical development.

“I’m thrilled to join the Orexigen team and to have the opportunity to impact the treatment of obesity, a disease of epidemic proportions worldwide with a significant unmet need,” said Narachi. “I believe in the Orexigen opportunity and, in particular, in the potential of this approach to help patients who suffer from obesity and its related co-morbidities.”

Prior to joining Orexigen, Narachi, age 50, served as Chairman, Chief Executive Officer and President of Ren Pharmaceuticals, Inc., a private biotechnology company and Executive Chairman of the Board of Naryx Pharma, Inc., a private pharmaceutical company. In 2004, Narachi retired as an officer and Vice President and General Manager of Amgen’s Anemia Business. Throughout his 20 years at Amgen, Narachi held various positions including: Product Development Team Leader for NEUPOGEN®; Director of Clinical Operations in Thousand Oaks, Calif., and Cambridge, U.K.; Vice President of Development and Representative Director for Amgen Japan; Head of Corporate Strategic Planning; Chief Operations Officer of Amgen BioPharma; and Vice President, Licensing and Business Development. He is also a director of AMAG Pharmaceuticals, Inc.

Mr. Narachi received B.S. and M.A. degrees in Molecular Genetics from the University of California at Davis. He also received an M.B.A. from the Anderson Graduate School of Management at University of California, Los Angeles.

About Orexigen Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the treatment of obesity. The Company’s lead combination product candidates targeted for obesity are Contrave, which is in Phase 3 clinical trials, and Empatic™, which is in the later stages of Phase 2 clinical development. Each product candidate is designed to act on a specific group of neurons in the central nervous system with the goal of achieving appetite suppression and sustained weight loss. Further information about the Company can be found at http://www.orexigen.com.

Forward-Looking Statements

Orexigen cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding the enrollment, timing and completion of clinical trials of Contrave and Empatic, the potential to obtain regulatory approval for, and effectively treat obesity with, Contrave and Empatic, and the scope and duration of protection of issued patents relating to Contrave and Empatic. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risk and uncertainties inherent in the Orexigen business, including, without limitation: the final analyses of data from the NB-302 trial and other clinical trials of Contrave may produce negative or inconclusive results, or may be inconsistent with previously conducted clinical trials, and the FDA may not agree with the Company’s interpretation of efficacy and safety results; the potential that earlier clinical trials may not be predictive of future results; Contrave or Empatic may not receive regulatory approval on a timely basis or at all; the FDA may require Orexigen to complete additional clinical, non-clinical or other requirements prior to the submission or the approval of NDAs for either product candidate; the potential for adverse safety findings relating to Empatic or Contrave to delay or prevent regulatory approval or commercialization, or result in product liability claims; the third parties on whom Orexigen relies to assist with the development programs for Contrave or Empatic, including clinical investigators, contract laboratories, clinical research organizations and manufacturing organizations, may not successfully carry out their contractual duties or obligations or meet expected deadlines, and the quality or accuracy of the data or materials generated by such third parties may be of insufficient quality to include in the Company’s regulatory submissions; the ability of Orexigen and its licensors to obtain, maintain and successfully enforce adequate patent and other intellectual property protection of Contrave and Empatic; and other risks described in the Company’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

SOURCE Orexigen Therapeutics, Inc.

Orexigen Contact:	Media Contact:

Graham Cooper	Lori Rosen

(858) 875-8600	(212) 301-7173